LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES
Regarding the Designated Event Purchase Offer by
CP SHIPS LIMITED
To Purchase for Cash
any and all $200,000,000 aggregate principal amount
of its outstanding 4% convertible senior subordinated notes due 2024
(CUSIP Nos. 22409VAE2 and 22409VAD4)
for a purchase price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to but excluding the date of payment under the offer and the
Solicitation of Consents to amend the terms of the trust indenture governing such notes for a payment of $2.50, without interest,
for consents in respect of each $1,000 principal amount of such notes
The Offer Expiration Time (the time that the Offer will expire) will be at 5:00 p.m., New York time, on December 14, 2005, unless required to be extended. Holders of Notes must deposit Notes prior to such time to receive the Purchase Price (as defined below).
The Solicitation Expiration Time (the time that the Solicitation will expire) will be at 5:00 p.m., New York time, on December 16, 2005, unless extended. Holders of Notes must validly consent prior to such time to receive the Consent Fee (as defined below).
November 8, 2005
To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:
      CP Ships Limited (“CP Ships” or the “Corporation”) is offering to purchase for cash any and all $200,000,000 aggregate principal amount of its outstanding Notes (the “Offer”) and soliciting Consents to amend the Existing Indenture, in each case upon the terms of and subject to the conditions set forth in the Designated Event Notice, the Offer to Purchase and Consent Solicitation and the Circular. Terms used herein and defined in the Offer to Purchase and Consent Solicitation and Circular are used herein as so defined.
      The Existing Indenture provides that following a Designated Event, CP Ships is required to make an offer to purchase for cash all outstanding Notes (a “Designated Event Purchase Offer”). In accordance with the Existing Indenture and the terms of the Notes, the Corporation is offering to purchase any and all of the Notes in integral multiples of $1,000 principal amount for a purchase price in cash equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to but excluding the date of payment under the Offer (the “Purchase Price”), whether or not a Consent is delivered in respect of such Notes, as described in greater detail in the Offer to Purchase and Consent Solicitation and Circular. The Offer expires at 5:00 p.m. (New York time) on December 14, 2005 unless required to be extended (the “Offer Expiration Time”).
      In conjunction with the Offer, the Corporation is also requesting (the “Solicitation”) consents from Noteholders, through instruments in writing (“Consents”), to amend the Existing Indenture in order to remove certain of the reporting obligations and restrictive covenants of the Existing Indenture, as described in the Offer to Purchase and Consent Solicitation and Circular. The Proposed Amendments require the consent of record Noteholders representing at least a majority of the aggregate principal amount of Notes (the “Requisite Consents”). The Solicitation expires at 5:00 p.m. (New York time) on December 16, 2005, unless extended (the “Solicitation Expiration Time”). Regardless of whether such person deposits Notes under the Offer, a Noteholder who validly consents to the Proposed Amendments prior to the Solicitation Expiration Time and who does not validly revoke such Consent, will, provided the Requisite Consents are received, be paid an amount in cash equal to $2.50, without interest, for each $1,000 principal amount of Notes for which Consents have been validly delivered as of the Solicitation Expiration Time and not validly revoked (the “Consent Fee”).
      We are asking you to contact your clients for whom you hold Notes. For your use and for forwarding to those clients, we are enclosing the Offer to Purchase and Consent Solicitation, the Circular and the Consent and Letter of Transmittal. We are also enclosing a printed form of letter which you may send to your clients. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.
      The Corporation will not pay any fees or commissions for soliciting deposits of Notes pursuant to the Offer or Consents to the Proposed Amendments pursuant to the Solicitation. You will, upon request, be reimbursed by the Corporation for customary mailing and handling expenses incurred by you in forwarding materials to the Noteholders.
      All tenders must be executed through DTC’s ATOP system. Consents may be delivered through DTC’s ATOP system if the Noteholder is simultaneously depositing Notes through ATOP. If the Noteholder is not depositing Notes through ATOP, Consents of holders must be delivered by participants using the Consent and Letter of Transmittal with a medallion signature guarantee.
      Notes validly deposited prior to 5:00 p.m. (New York time) on December 14, 2005 may be withdrawn by or on behalf of a depositing Noteholder at any time before 5:00 p.m. (New York time) on December 16, 2005. If the Offer is extended as the result of a legal requirement to do so, depositing Noteholders will continue to have the right to withdraw Notes during such extension period, as described in the Offer to Purchase and Consent Solicitation. A VALID WITHDRAWAL OF NOTES FROM THE OFFER WILL NOT AUTOMATICALLY REVOKE ANY CONSENT RELATED TO SUCH NOTES. INSTEAD, SUCH CONSENT MUST BE SEPARATELY REVOKED, IF DESIRED, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE OFFER TO PURCHASE AND CONSENT SOLICITATION.
      Until the Proposed Amendments become effective, any Noteholder (including a transferee thereof) may revoke a Consent theretofore given as to its Notes or portion of its Notes if the Trustee receives an effective notice of revocation before the date the Proposed Amendments become effective. The Proposed Amendments will be effected by the execution of the Supplemental Indenture immediately following the Solicitation Expiration Time if the Requisite Consents have been obtained. If the Proposed Amendments become effective, they will thereafter bind every Noteholder, including those who have not provided or have revoked a Consent. A VALID REVOCATION OF A CONSENT WILL NOT AUTOMATICALLY WITHDRAW ANY RELATED NOTES DEPOSITED IN ACCORDANCE WITH THE OFFER. INSTEAD, SUCH NOTES MUST BE SEPARATELY WITHDRAWN, IF DESIRED, IN ACCORDANCE WITH THE PROCEDURES DESCRIBED IN THE OFFER TO PURCHASE AND CONSENT SOLICITATION.
      Any inquiries you may have with respect to the Offer and Solicitation should be addressed to the Information Agent or the Dealer Managers for the Offer and Solicitation, at their respective addresses and telephone numbers as set forth below. Additional copies of the enclosed materials may be obtained from the Information Agent or from the Dealer Managers.

The Information Agent for the Offer and the Solicitation:
MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York, USA 10016
Telephone: 212-929-5500 (Call Collect)
Toll Free: 800-322-2885
The Dealer Managers for the Offer are:
In Canada:
CITIGROUP GLOBAL MARKETS CANADA INC.
161 Bay Street, Suite 600
Toronto, Ontario, Canada
M5J 2W7
Telephone: 212-723-7450
In the United States:
CITIGROUP GLOBAL MARKETS INC.
388 Greenwich Street
New York, New York, USA
10013
Telephone: 212-723-7450
Very truly yours,
CP SHIPS LIMITED
      Nothing contained herein or in the enclosed documents shall constitute you the agent of the Corporation, the Information Agent or the Dealer Managers, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer and Solicitation other than the documents enclosed herewith and the statements contained therein.
      Any inclusion of CUSIP numbers is solely for the convenience of the Holders of the Notes. None of CP Ships, The Bank of New York, the Information Agent or the Dealer Managers shall be responsible for the selection or use of the CUSIP numbers referenced herein, nor is any representation made as to their correctness with respect to the Notes.